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                                                                    Exhibit 23.4

                      [LETTERHEAD OF FINPRO APPEARS HERE]


December 19, 1997

Board of Directors
First Savings Bank, SLA
1000 Woodbridge Avenue
Woodbridge, NJ 07095

Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc. ("FinPro") in the Form S-1 Registration Statement and Amendments thereto of First Source Bancorp, Inc. so filed with the Securities and Exchange Commission, the Form AC Application for Conversion and the prospectus included therein filed by First Savings Bancshares, M.H.C. and any amendments thereto, for the Valuation Appraisal Report ("Report") regarding the valuation of First Savings Bank provided by FinPro, and our opinion regarding subscription rights filed as exhibits to the Form S-1 and Form AC referred to below. We also consent to the use of our firm's name and the inclusion of, summary of and references to our Report and Opinion in the prospectus included in the Form S-1, and any amendments thereto.


                        Very Truly Yours,

                        /s/ Donald J. Musso

                        Donald J. Musso


Liberty Corner, New Jersey
December 19, 1997
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                      [LETTERHEAD OF FINPRO APPEARS HERE]

December 19, 1997


Board of Directors
First Savings Bank, SLA
1000 Woodbridge Avenue
Woodbridge, NJ 07095


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") adopted by the Board of Directors of First Savings, SLA (the "Bank") and First Savings Bancshares, M.H.C. (the "MHC"), whereby the Bank and the MHC will reorganize into the stock holding company structure form of organization, and issue shares of Common Stock of a newly formed Delaware - chartered holding company, First Source Bancorp, Inc. (the "Company") in a Subscription and Community Offering.

We understand that in accordance with the Plan, Subscription Rights to purchase shares of the Company's Common Stock are to be issued to (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members, collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Selected Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

        (1)  the Subscription Rights will have no ascertainable market value;
             and

        (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                        Very Truly Yours,
                        FinPro, Inc.

                        /s/ Donald J. Musso

                        Donald J. Musso
                        President